Exhibit 99.5

AARON’S, INC.

2015 EQUITY AND INCENTIVE PLAN

DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into as of the [DATE] day of [MONTH], [YEAR] by and between AARON’S, INC. (“the “Company”) and [DIRECTOR NAME] (“Grantee”).

WITNESSETH:

WHEREAS, the Company maintains the Aaron’s, Inc. 2015 Equity and Incentive Plan (the “Plan”), and Grantee has been selected to receive a grant of Restricted Stock Units under the Plan.

NOW, THEREFORE, IT IS AGREED, by and between the Company and Grantee, as follows:

1.	Award of Restricted Stock Units

1.1 The Company hereby grants to Grantee an award of [NUMBER OF RSUs] Restricted Stock Units (“RSUs”), subject to, and in accordance with, the restrictions, terms and conditions set forth in this Agreement and in the Plan. The grant date of this award of RSUs is [GRANT DATE] (“Grant Date”).

1.2 This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

1.3 This Award is conditioned on Grantee’s acceptance of this Agreement. If this Agreement is not accepted by Grantee within one month of the Grantee’s receipt of the Agreement, it may be canceled by the Committee resulting in the immediate forfeiture of all RSUs. Acceptance of the Award may be evidenced by electronic means acceptable to the Committee.

2.	Restrictions; Vesting

2.1 Subject to Sections 2.2, 2.3, 2.4 and 9 below, if Grantee remains a Director of the Company, Grantee shall become fully vested in the RSUs on the first anniversary of the Grant Date (the “Vesting Date”).

2.2 If Grantee dies or ceases to serve as a Director of the Company due to Disability, all unvested RSUs shall become fully vested and nonforfeitable as of the date of the Director’s death or cessation of service due to Disability.

2.3 Except as provided in Section 2.4, if Grantee resigns or is removed as a Director of the Company prior to the Vesting Date (for any reason including retirement), the RSUs shall vest with respect to a pro rata number of Shares calculated as (a) the number of months Grantee served as a Director from the Grant Date through the date of his separation from service, divided by (b) 12. All unvested RSUs shall be forfeited and all rights of Grantee to such unvested RSUs shall be terminated as of such separation from service as a Director.

2.4 Notwithstanding the other provisions of this Agreement, in the event of a Change in Control prior to Grantee’s Vesting Date, all RSUs not yet forfeited shall become fully vested and nonforfeitable as of the date of the Change in Control.

3.	Settlement

3.1 Subject to the requirements of Section 15 below, vested RSUs shall be settled on, or as soon as practicable and no later than 60 days after, the earliest to occur of (i) the date the Grantee ceases to serve as a Director and incurs a separation from service (as determined under Section 409A), (ii) the date of a Change in Control that qualifies as a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company (each as defined in Section 409A), or (iii) the date of Grantee’s death. Settlement of the RSUs shall be made by delivering to Grantee a number of Shares equal to the number of vested RSUs, rounded down to the next highest whole number of Shares, with any fractional Share paid in cash based on the closing price of a Share on the trading day immediately prior to the applicable payment date. In the case of settlement due to Grantee’s death, the Shares shall be delivered to Grantee’s beneficiary or personal representative of his estate as soon as practical and no later than 60 days after Grantee’s date of death.

3.2 The Company may deliver the Shares by the delivery of physical stock certificates or by certificateless book-entry issuance. The Company may, at the request of Grantee or the personal representative of his estate, deliver the Shares to Grantee’s or the estate’s broker-dealer or similar custodian and/or issue the Shares in “street name,” either by delivery of physical certificates or electronically.

4.	Stock; Dividends; Voting

4.1 Except as provided in Section 4.2, Grantee shall not have voting rights, rights to dividends or any other rights as a shareholder of the Company with respect to the RSUs. Upon settlement of the RSUs and delivery of Shares, Grantee will obtain full voting and other rights as a shareholder of the Company.

4.2 In the event of any adjustments in authorized Shares as provided in Article 4 of the Plan, the number of RSUs and Shares or other securities to which Grantee shall be entitled pursuant to this Agreement shall be appropriately adjusted or changed to reflect such change, provided that any such additional RSUs, Shares or additional or different shares or securities shall remain subject to the restrictions in this Agreement.

4.3 Grantee represents and warrants that he is acquiring the RSUs and the Shares under this Agreement for investment purposes only, and not with a view to distribution thereof. Grantee is aware that the RSUs and the Shares may not be registered under the federal or any state securities laws and that, in addition to the other restrictions on the Shares, the Shares will not be able to be transferred unless an exemption from registration is available. By making this award of RSUs, the Company is not undertaking any obligation to register the RSUs or Shares under any federal or state securities laws.

5.	Nontransferability.

Unless the Committee specifically determines otherwise, the RSUs are personal to Grantee and the RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered other than by will or the laws of descent and distribution. Any such purported transfer or assignment shall be null and void.

6.	No Right to Continued Service as a Director

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon Grantee any right with respect to continuance of services as a Director of the Company; nor shall this Agreement or the Plan interfere in any way with the right of the Company to terminate at any time Grantee’s service as a Director, subject to Grantee’s rights under this Agreement.

7.	Taxes

Grantee shall be responsible for all federal, state and local income and employment taxes payable with respect to this Award of RSUs and the delivery of Shares or cash in satisfaction of the RSUs.

8.	Plan Documents; Grantee Bound by the Plan

Grantee hereby acknowledges availability of the Plan, the Plan Prospectus and the Company’s latest annual report to shareholders or annual report on Form 10-K on the Company’s intranet. Grantee agrees to be bound by all the terms and provisions of the Plan.

9.	Restrictive Covenants

9.1 Grantee hereby acknowledges that the Company may disclose (and/or has already disclosed) to the Grantee and the Grantee may be provided with access to and otherwise make use of, certain valuable, Confidential Information (as defined below) of the Company. Grantee also acknowledges that due to the Grantee’s relationship with the Company, Grantee will develop (and/or has developed) special contacts and relationships with the Company’s employees and that it would be unfair and harmful to the Company if the Grantee took advantage of these relationships to the detriment of the Company. For purposes of this Section 9, references to the Company shall be deemed to include references to any subsidiary of the Company.

9.2 Grantee hereby agrees that during his service as a Director and for a period of one (1) year following any voluntary or involuntary termination of his service as a Director of the Company (regardless of reason), the Grantee will not directly or indirectly, individually, or on behalf of any Person other than the Company:

(a) solicit, recruit or induce (or otherwise assist any person or entity in soliciting, recruiting or inducing) any employee or independent contractor of the Company who performed work for the Company within the final year of the Grantee’s service with the Company to terminate his or her relationship with the Company;

(b) knowingly or intentionally damage or destroy the goodwill and esteem of the Company, the Company’s Business or the Company’s suppliers, employees, patrons, customers, and others who may at any time have or have had relations with the Company.

9.3 The Grantee further agrees that during his service as a Director and for a period of one (1) year thereafter (or, with respect to Confidential Information that constitutes a “trade secret” under applicable law, until such information ceases to be a trade secret), he will not, except as necessary to carry out his duties as a Director of the Company, disclose or use Confidential Information without the Company’s prior written consent. The Grantee further agrees that, upon termination or expiration of his service as a Director with the Company for any reason whatsoever or at any time, the Grantee will deliver promptly to the Company all materials (including electronically-stored materials), documents, plans, records, notes, or other papers, and any copies in the Grantee’s possession or control, relating in any way to the Company’s Business or containing any Confidential Information of the Company, which at all times shall be the property of the Company.

9.4 For purposes of this Section 9, the following terms shall have the meanings specified below:

(a) “Company’s Business” means the businesses of (i) financing, renting, leasing and selling new, rental or reconditioned residential furniture, electronic goods, household appliances, and related equipment and accessories; and/or (ii) providing web-based, virtual or remote lease-to-own programs or financing.

(b) “Confidential Information” means information, without regard to form and whether or not in writing, relating to Company’s customers, operation, finances, and business that derives value, actual or potential, from not being generally known to other Persons, including, but not limited to, technical or non-technical data (including personnel data relating to Company employees), formulas, patterns, compilations (including compilations of customer information), programs, devices, methods, techniques (including rental, leasing, and sales techniques and methods), processes, financial data (including rate and price information concerning products and services provided by the Company), or lists of actual or potential customers (including identifying information about customers). Such information and compilations of information shall be contractually subject to protection under this Agreement whether or not such information constitutes a trade secret and is separately protectable at law or in equity as a trade secret. Confidential Information includes information disclosed to the Company by third parties that the Company is obligated to maintain as confidential.

(c) “Person” has the meaning ascribed to such term in the Plan. For the avoidance of doubt, a Person shall include any individual, corporation, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

9.5 If, during his service as a Director of the Company or at any time during the restrictive periods described above, the Grantee violates the restrictive covenants set forth in this Section 9, then the Committee may, notwithstanding any other provision in this Agreement to the contrary, cancel any RSUs outstanding under this Award that have not yet been settled through the delivery of Shares. The parties further agree and acknowledge that the rights conveyed by this Agreement are of a unique and special nature and that the Company will not have an adequate remedy at law in the event of a failure by the Grantee to abide by its terms and conditions nor will money damages adequately compensate for such injury. It is, therefore, agreed between the parties that, in the event of a breach by the Grantee of any of his obligations contained in this Section 9, the Company shall have the right, among other rights, to damages sustained thereby and to obtain an injunction or decree of specific performance from any court of competent jurisdiction to restrain or compel the Grantee to perform as agreed herein. The Grantee agrees that this Section 9 shall survive the termination of his or her service as a Director of the Company. Nothing contained herein shall in any way limit or exclude any other right granted by law or equity to the Company.

10.	Modification of Agreement

No provision of this Agreement may be materially amended or waived unless agreed to in writing and signed by the Committee (or its designee). Any such amendment to this Agreement that is materially adverse to Grantee shall not be effective unless and until Grantee consents, in writing or by electronic means, to such amendment. The failure to exercise, or any delay in exercising, any right, power or remedy under this Agreement shall not waive any right, power or remedy which the Company has under this Agreement.

11.	Severability

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

12.	Governing Law

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Georgia without giving effect to the conflicts of laws principles thereof.

13.	Successors in Interest

This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns. This Agreement shall inure to the benefit of Grantee’s legal representatives. All obligations imposed upon Grantee and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon Grantee’s heirs, executors, administrators and successors.

14.	Resolution of Disputes

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to the interpretation, construction or application of this Agreement shall be determined by the Committee (or its designee). Any determination made hereunder shall be final, binding and conclusive on Grantee and the Company for all purposes.

15.	Code Section 409A

This Agreement and this award of RSUs is intended to be comply with Code Section 409A and the regulations and guidance promulgated thereunder (“Section 409A”). This Agreement shall be interpreted and administered by the Committee (or its designee) as it determines necessary or appropriate in accordance with Section 409A to avoid a plan failure under Code Section 409A(a)(1). Specifically, if any RSU is subject to Section 409A, (i) no payment of Shares that is payable upon the Grantee’s separation from service as a Director will be payable unless and until Grantee incurs a separation from service as defined in Section 409A, and (ii) if the Grantee is a specified employee as determined under Section 409A, any settlement of the RSUs by payment of Shares that is payable upon Grantee’s separation from service, rather than upon a fixed date or due to death, shall be subject to the six-month delay rules of Section 409A. The Company does not guarantee any particular tax treatment, and Grantee is solely responsible for any taxes owed as a result of this Agreement and these RSUs.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AARON’S, INC.

By:

Grantee hereby (i) acknowledges that a copy of the Plan, the Plan Prospectus and the Company’s latest annual report to shareholders or annual report on Form 10-K are available from the Company’s intranet site or upon request, (ii) represents that he is familiar with the terms and provisions of this Agreement and the Plan, and (iii) accepts the award of RSUs subject to all the terms and provisions of this Agreement and the Plan. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Compensation Committee of the Board of Directors upon any questions arising under the Plan. Grantee consents to the delivery of documents and other communications by electronic means.

GRANTEE:

[DIRECTOR NAME]